Exhibit 99.(a)(1)

CERTIFICATE OF TRUST
OF

NORTH HAVEN STRATEGIC CREDIT
FUND

This Certificate of Trust of North Haven Strategic Credit Fund (the "Trust") is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

1.          Name. The name of the trust formed hereby is North Haven Strategic Credit Fund.

2.          Registered Office: Registered Agent. The business address of the Trust's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

3.          Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.          Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

/s/ Victoria Eckstein
Name: Victoria Eckstein
Title: Initial Trustee